UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Trustmark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 4, 2008
Dear Shareholder:
You are cordially invited to attend Trustmark Corporation’s annual meeting of shareholders. This meeting will be held in the Grand Ballroom at the Hilton Hotel, located at 1001 East County Line Road, Jackson, Mississippi, on Tuesday, May 13, 2008, at 10:00 a.m.
At the meeting, shareholders will elect a board of directors, ratify the selection of KPMG LLP as Trustmark Corporation’s independent accountants for 2008 and transact such other business as may properly come before the meeting. Prior to the meeting, please carefully read the accompanying proxy statement.
Thank you for your support of Trustmark.

Sincerely,

Richard G. Hickson
Chairman and CEO

Trustmark Corporation
248 East Capitol Street
Jackson, MS 39201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 13, 2008, at 10:00 a.m.

LOCATION	Grand Ballroom Hilton Hotel 1001 East County Line Road Jackson, Mississippi 39211

ITEMS OF BUSINESS	(1) To elect a board of twelve directors to hold office for the ensuing year or until their successors are elected and qualified.
(2) To ratify the selection of KPMG LLP as Trustmark Corporation’s independent accountants for the fiscal year ending December 31, 2008.
(3) To transact such other business as may properly come before the meeting.

RECORD DATE	Shareholders of record on March 17, 2008, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION	You are urged to sign and return the enclosed proxy promptly, whether or not you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy at any time before it is voted by written notice to the Secretary of Trustmark Corporation or by delivery to the Secretary of a subsequently dated proxy.

T. Harris Collier III Secretary to the Board

GENERAL INFORMATION
Solicitation by the Board of Directors
     This proxy statement is being sent on or about April 4, 2008, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2008 Annual Meeting of Shareholders and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.
Meeting Location, Date and Time
     The Annual Meeting of Shareholders will be held in the Grand Ballroom of the Hilton Hotel, located at 1001 East County Line Road, Jackson, Mississippi 39211, on Tuesday, May 13, 2008, at 10:00 a.m. To obtain directions to attend the meeting and to vote in person, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).
Shareholders Entitled to Vote
     Shareholders of record at the close of business on March 17, 2008, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding 57,839,645 shares of common stock.
Required Vote
     A majority of the shares outstanding constitutes a quorum. The twelve candidates who receive the highest number of affirmative votes will be elected as directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. Each share is entitled to one vote on other issues, and the issue will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. While abstentions and broker non-votes (shares held by brokerage customers that may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of any issue. Approval of any other matter, such as ratification of the selection of KPMG LLP (KPMG) as independent accountants, requires the affirmative vote of a majority of the shares voted on the proposal (that is, more votes in favor than against), if a quorum is present. Therefore, abstentions and broker non-votes will have no effect on whether or not such a matter is approved.
     All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR ratification of the selection of KPMG as independent accountants in Proposal 2 and FOR on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.
How to Vote
     Shareholders of record can vote in person at the annual meeting or by proxy without attending the annual meeting.
     To vote by proxy, either:
(1)	Complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope,

(2)	Vote by telephone (instructions are on the proxy card), or

(3)	Vote by Internet (instructions are on the proxy card).
Revocation of Proxies
     Any shareholder may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting or by delivery to the Secretary of a subsequently dated proxy.
Voting on Other Matters
     The Board of Directors is not aware of any additional matters likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.
Cost of Proxy Solicitation
     Solicitation of proxies will be primarily by mail. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.
CORPORATE GOVERNANCE
     Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth, human capital and technology, among others. This is accomplished through five Board committees and through the effective utilization of the directors’ combined wisdom, experience and diverse business knowledge.
     Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 68, required notification of changes in professional responsibilities and residence, a directors’ attendance policy, as well as the authority to seek advice or counsel from external advisers on an as-needed basis.
Board Mission
     The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:
•	Providing strategic guidance and oversight,
•	Acting as a resource on strategic issues and in matters of planning and policy-making,
•	Ensuring that management’s operations contribute to Trustmark’s financial soundness,
•	Promoting social responsibility and ethical business conduct,
•	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,
•	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and
•	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.
     The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct for directors, senior financial officers and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205-0291.
Meetings of the Board of Directors
     The Board met four times in 2007. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2007.
Director Attendance at Annual Meeting
     Directors are expected to attend the Annual Meeting of Shareholders, and in 2007, all directors were present.
Director Independence
     The Board has affirmatively determined that the following directors and director nominees are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the Exchange Act)), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 4200(15) of the NASDAQ Marketplace Rules):

J. Kelly Allgood	David H. Hoster
Reuben V. Anderson	John M. McCullouch
Adolphus B. Baker	Richard H. Puckett
William C. Deviney, Jr.	R. Michael Summerford
C. Gerald Garnett	Kenneth W. Williams
Daniel A. Grafton
     After serving as a director for 18 years, Mr. Allgood has decided to retire from the Board and will, therefore, not stand for re-election at the 2008 Annual Meeting of Shareholders.
Lead Director
     Trustmark’s Chairman of the Board also serves as CEO. Therefore, under the governance guidelines set forth in Trustmark’s Board Charter, the Chairman of the Executive Committee, Reuben V. Anderson, serves as the Board’s Lead Director. The primary responsibility of the Lead Director is to chair meetings of the non-management directors, and in 2007, the Board held four such independent sessions. The Lead Director also refers to the appropriate board committee any issue brought to his attention by shareholders, directors or others.
Committees of the Board of Directors
     There are five committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Executive, Human Resources, Nominating and Strategic Planning. The committees are comprised solely of independent directors, with the exception of the Executive and Strategic Planning Committees.
Audit and Finance Committee
     Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, annual approval of the independent auditors, oversight of audit activities, financial reporting and regulatory compliance, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.

     The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.
Executive Committee
     The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria.
Human Resources Committee
     The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.
     The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.
Nominating Committee
     The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.
     The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.
Strategic Planning Committee
     The Strategic Planning Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.

Committee Membership
     The following table shows the current membership of each committee and the number of meetings held by each committee during 2007.

Director	Audit and Finance	Executive	Human Resources	Nominating	Strategic Planning

J. Kelly Allgood	X	X		X	X
Reuben V. Anderson		Chair	X	X	X
Adolphus B. Baker
William C. Deviney, Jr.			X
C. Gerald Garnett		X	X	X	X
Daniel A. Grafton		X	Chair	X	X
Richard G. Hickson		X
John M. McCullouch		X		Chair	X
Richard H. Puckett	X
R. Michael Summerford	Chair	X	X	X	X
Kenneth W. Williams	X
William G. Yates, Jr.		X			Chair

2007 Meetings	5	3	7	2	1

Director Compensation for 2007
     The following table provides compensation information for the year ended December 31, 2007, for each non-employee member of Trustmark’s Board.

					Change in
					Pension Value
					and Non-Qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Director (1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)	($)

J. Kelly Allgood	$31,000	$2,010	$7,075	—	$9,470	—	$49,555
Reuben V. Anderson	$37,000	$2,010	$11,695	—	$141,580	—	$192,285
Adolphus B. Baker	$19,500	$2,010	$9,693	—	—	—	$31,203
William C. Deviney, Jr.	$26,500	$2,010	$9,693	—	$91,502	—	$129,705
C. Gerald Garnett	$34,000	$2,010	$9,784	—	—	—	$45,794
Daniel A. Grafton	$36,000	$2,010	$2,910	—	—	—	$40,920
John M. McCullouch	$26,500	$2,010	$8,894	—	—	—	$37,404
Richard H. Puckett	$29,000	$2,010	$9,693	—	$64,464	—	$105,167
R. Michael Summerford	$53,250	$2,010	$8,894	—	—	—	$64,154
Kenneth W. Williams	$24,500	$2,010	$8,266	—	$40,793	—	$75,569
William G. Yates, Jr.	$24,000	$2,010	$8,266	—	—	—	$34,276

(1)	Richard G. Hickson, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus receives no compensation for his service as a director on the Trustmark Board. The compensation received by Mr. Hickson as an associate of Trustmark is shown in the Summary Compensation Table on page 20.

(2)	Includes fees deferred pursuant to the voluntary Trustmark Corporation Deferred Compensation Plan and/or the Directors’ Deferred Fee Plan.

(3)	The amounts in this column do not reflect compensation actually received by the director during 2007. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock awards pursuant to Trustmark’s stock and incentive compensation plans. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2007, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. The amounts in this column reflect the grant date fair value of $40.19 per share for the performance-based restricted stock and potential excess shares that may be awarded in the future, computed in accordance with FAS 123(R). At December 31, 2007, each non-employee director had 250 shares of performance-based restricted stock outstanding. These awards will vest only if the related performance measures are achieved. If vesting of the related performance measures exceeds 100%, each non-employee director will also receive up to an additional 250 excess shares of time-vested restricted stock.

(4)	The amounts in this column do not reflect compensation actually received by the director during 2007. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for option awards pursuant to Trustmark’s stock and incentive compensation plans, and include amounts from awards granted prior to 2007. No option awards were granted to directors during 2007. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2007, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. At December 31, 2007, the directors had the following options outstanding from grants under Trustmark’s stock and incentive compensation plans: McCullouch, Summerford — 6,000 each, Yates — 11,000, Grafton — 2,000, all other non-employee directors — 12,000 each.

(5)	The amounts in this column reflect the actuarial increase in the present value of the director’s accrued benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the director may not currently be entitled to receive as such amounts are not yet vested.

     Non-employee directors receive an annual retainer of $12,000 plus $1,500 for each Board meeting attended. The Executive Committee Chair receives an additional annual retainer of $6,000, and all other Executive Committee members receive an additional annual retainer of $3,000. The Audit and Finance Committee Chair also receives an additional annual retainer of $12,000. All committee chairs and committee members receive $1,250 and $1,000, respectively, for each committee meeting attended, unless the director attends the meeting via teleconference, in which case the director receives one-half of the meeting fee. The CEO receives no compensation for Board or committee service.
     Trustmark provides non-employee directors who became directors prior to 2003 the opportunity to participate in the Directors’ Deferred Fee Plan. Under the plan, eligible directors may defer $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit is determined based upon the participant’s annual contribution amount, the length of Board service (with accrual and vesting occurring pro-rata assuming Board service to the director’s normal retirement date (March 1 following age 65)) and the age of the director at date of entry into the plan. Depending on a number of factors, the projected annual benefit at retirement is payable for the longer of life or twenty-five years and ranges from $21,000 to $133,000 for current directors electing to participate in the plan. The vested annual benefit as of December 31, 2007, payable at the director’s normal retirement date to current directors electing to participate in the plan ranges from $21,000 to $91,000. If a participating director dies prior to retirement, his beneficiary will receive a scheduled death benefit for ten years. If the plan is terminated, or a director’s

Board service is terminated, within three years after a change in control of Trustmark (as defined in the plan), affected directors will be credited with up to an additional five years of Board service for purposes of determining retirement benefits at the director’s normal retirement date. Trustmark has purchased life insurance contracts on participating directors to fund the benefits to be paid under this plan. Prior to 2008, the plan required retirement benefits to commence at the latter of the director’s normal retirement date or the director’s cessation of service as a director. In 2007, Trustmark revised the plan to require retirement benefits to commence for a continuing director at the latter of the director’s normal retirement date or March 1, 2008. Thus, should a director continue service beyond age 65, retirement benefits would begin prior to cessation of service. These revisions brought the plan into compliance with Section 409A of the Internal Revenue Code. Compliance with this new section of the Internal Revenue Code ensures that amounts deferred under a non-qualified deferred compensation plan for all taxable years can continue to be excluded from the directors’ current gross income.
     Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan. In the event of a change in control, the vesting of stock options is accelerated, and directors are entitled to a time-weighted portion of any unvested restricted stock, based on actual performance to date. Prior to 2007, Trustmark granted stock options to its non-employee directors. In 2007, acting on the belief that the change to performance-based equity compensation for executive management in order to maximize value should also apply to non-employee directors, Trustmark ceased granting stock options and commenced granting performance-based restricted stock to its non-employee directors on terms substantially similar to those granted to executive management. On April 17, 2007, each non-employee director received an award of 250 performance-based restricted shares pursuant to the plan. Under these awards, if vesting of the related performance measures exceeds 100%, each non-employee director will also receive up to an additional 250 excess shares of time-vested restricted stock.
     In addition to the Directors’ Deferred Fee Plan described above, non-employee directors may defer all or a part of their annual retainer and meeting fees (excluding any contribution to the Directors’ Deferred Fee Plan) pursuant to Trustmark’s Deferred Compensation Plan. The compensation deferred is credited to a liability account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.
Communications with Directors
     Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205-0291 or by e-mail to boardofdirectors@trustmark.com.
     Communications will be referred to the Chairman of the Executive Committee, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.
     Complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to Trustmark’s General Counsel/Secretary to the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205-0291 or by calling 1-800-844-2000 (extension 5088) or 1-601-208-5088.
Nomination of Directors
     Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors. Nominations other than those made by or on behalf of the existing management of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chairman of the Board no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder.
     Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.
     Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominees recommended by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205-0291 or by e-mail to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2009 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2008. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.
     When identifying potential candidates for director nominees, the Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2008, all nominees have previously served on the Board, except David H. Hoster, who was recommended for consideration by management.
Director Qualifications
     The Board believes that in order to appropriately carry out their roles, directors must demonstrate a variety of personal traits, leadership qualities and competencies. In considering nominees submitted by the Board or management, the Nominating Committee will use these traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. Each director is required to own in his own right common or preferred stock of Trustmark having an aggregate par, fair market or equity value of not less than $1,000 as of the most recent of (i) the date of purchase, (ii) the date the person became a director or (iii) the date of the director’s most recent election to the Board. Upon attaining the age of 68, a director is required to retire from the Board effective upon completion of his or her then current term of office.
Personal Traits
     Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

•	Personal and Professional Integrity
•	Accountability
•	Informed Business Judgment
•	Mature Confidence
•	High Performance Standards
•	Initiative and Responsiveness
•	Business Credibility
Leadership Qualities
     When seeking individuals to fill leadership roles, the following skill sets are required:

•	Communication Skills
•	Crisis Management Skills
•	Facilitation Skills
•	Relationship Building/Networking

Individual Competencies
     There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees
	Audit and		Human		Strategic
Individual Director Competencies	Finance	Executive	Resources	Nominating	Planning
1. Financial Acumen
Accounting & finance knowledge	✓	✓		✓	✓
Financial statement analysis	✓
Knowledge of capital markets	✓				✓
Financial planning	✓
Ability to communicate financial concepts in lay terms	✓				✓
2. Organizational Effectiveness
Talent management			✓
Understanding of compensation issues			✓
Ability to discern candidate qualifications			✓
3. Strategic Direction
Vision		✓		✓	✓
Strategic perspective		✓		✓	✓
Technology knowledge	✓
Industry knowledge	✓	✓		✓	✓

PROPOSAL 1: Election of Directors
     The Board has fixed the number of directors for the coming year at twelve. The nominees listed herein have been proposed by the Board for election at the meeting.
     Shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of twelve nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.
     Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board will be the twelve nominees receiving the largest number of votes.
     The Board recommends that shareholders vote “for” the proposed nominees.

THE NOMINEES

Name and Age at Record Date
Position, Principal Occupation During Past 5 Years and Directorships

Reuben V. Anderson	65

•	Partner, Phelps Dunbar, L.L.P. (Attorneys)
•	Director of Trustmark since 1980
•	Trustmark Corporation Committees:
Executive (Chair)
Human Resources
Nominating
Strategic Planning
•	Other Directorships: Trustmark National Bank, AT&T Inc. and The Kroger Company

Adolphus B. Baker	51

•	President and COO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs)
•	Director of Trustmark since 2007
•	Other Directorships: Trustmark National Bank, Cal-Maine Foods, Inc.

William C. Deviney, Jr.	62

•	CEO, Deviney Construction Company, Inc. (Telecommunications Construction)
•	Director of Trustmark since 1995
•	Trustmark Corporation Committees:
Human Resources
•	Other Directorships: Trustmark National Bank

C. Gerald Garnett	63

•	Retired CEO, Southern Farm Bureau Casualty Insurance Company and Southern Farm Bureau Property Insurance Company
•	Director of Trustmark since 1993
•	Trustmark Corporation Committees:
Executive
Human Resources
Nominating
Strategic Planning
•	Other Directorships: Trustmark National Bank

Name and Age at Record Date
Position, Principal Occupation During Past 5 Years and Directorships

Daniel A. Grafton	61

•	Retired President, L-3 Vertex Aerospace (Provider of Aviation and Aerospace Services)
•	Director of Trustmark since 2007
•	Trustmark Corporation Committees:
Executive
Human Resources (Chair)
Nominating
Strategic Planning
•	Other Directorships: Trustmark National Bank

Richard G. Hickson	63

•	Chairman, President and CEO, Trustmark Corporation; Chairman and CEO, Trustmark National Bank
•	Director of Trustmark since 1997
•	Trustmark Corporation Committees:
Executive
•	Other Directorships: Trustmark National Bank

David H. Hoster	62

•	President and CEO, EastGroup Properties, Inc. (Real Estate Investment Trust)
•	Nominated for Director of Trustmark in 2008
•	Other Directorships: Trustmark National Bank, EastGroup Properties, Inc.

John M. McCullouch	60

•	Retired President, AT&T — Mississippi
•	Director of Trustmark since 2005
•	Trustmark Corporation Committees:
Executive
Nominating (Chair)
Strategic Planning
•	Other Directorships: Trustmark National Bank

Name and Age at Record Date
Position, Principal Occupation During Past 5 Years and Directorships

Richard H. Puckett	53

•	President and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment)

•	Director of Trustmark since 1995

•	Trustmark Corporation Committees:
Audit and Finance
•	Other Directorships: Trustmark National Bank

R. Michael Summerford	59

•	Former President and COO, ChemFirst, Inc. (Manufacturer of Electronic and Specialty Chemicals)

•	Director of Trustmark since 2005

•	Trustmark Corporation Committees:
Audit and Finance (Chair)
Executive
Human Resources
Nominating
Strategic Planning
•	Other Directorships: Trustmark National Bank

Kenneth W. Williams	66

•	President, Corinth Coca-Cola Bottling Works; President, Refreshments, Inc., and Refreshments of Tennessee, Inc.; Secretary/Treasurer, Weaver Consolidated Group, Inc. (Soft Drink Bottler)

•	Director of Trustmark since 1998

•	Trustmark Corporation Committees:
Audit and Finance
•	Other Directorships: Trustmark National Bank

William G. Yates, Jr.	66

•	President and CEO, The Yates Companies, Inc. (Construction)

•	Director of Trustmark since 2001

•	Trustmark Corporation Committees:
Executive
Strategic Planning (Chair)
•	Other Directorships: Trustmark National Bank

STOCK
Securities Ownership by Certain Beneficial Owners and Management
     The following table reflects the number of Trustmark common shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section and (d) directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%.

	Shares
	Beneficially		Percent of
	Owned		Outstanding
Name	as of 03/01/08 (1)		Shares
Robert M. Hearin Foundation
Robert M. Hearin Support Foundation
Post Office Box 16505
Jackson, Mississippi 39236	7,895,034	(2)	13.65%
J. Kelly Allgood	81,365	(3)(4)(5)
Reuben V. Anderson	33,098	(3)(4)(6)
Adolphus B. Baker	15,050	(3)(4)
William C. Deviney, Jr.	34,116	(3)(4)
Duane A. Dewey	43,840	(7)
C. Gerald Garnett	19,939	(3)(4)
Daniel A. Grafton	2,650	(4)(8)
Louis E. Greer	38,104	(9)
Richard G. Hickson	448,399	(10)(11)
Gerard R. Host	220,761	(12)(13)
David H. Hoster	1,250	(4)
John M. McCullouch	5,665	(4)(14)
Richard H. Puckett	90,814	(3)(4)(15)
R. Michael Summerford	5,450	(4)(16)
Breck W. Tyler	45,390	(17)(18)
Harry M. Walker	188,020	(19)(20)(21)
Kenneth W. Williams	22,748	(3)(4)
William G. Yates, Jr.	30,747	(4)(22)(23)(24)
Directors and executive officers of Trustmark as a group	1,558,596	(25)	2.69%

(1)	Includes options exercisable within 60 days of March 1, 2008.

(2)	Includes 383,928 shares owned by the Robert M. Hearin Foundation, 2,956,862 shares owned by the Robert M. Hearin Support Foundation, 4,281,244 shares owned by Capitol Street Corporation, and 273,000 shares owned by Bay Street Corporation. Capitol Street Corporation is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman III, Daisy S. Blackwell, E.E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(3)	Includes 9,200 shares the individual has the right to acquire through the exercise of options granted under Trustmark’s stock and incentive compensation plans.

(4)	Includes 250 shares of performance-based restricted stock with respect to which the individual has sole voting power but which cannot be transferred prior to vesting.

(5)	Includes 750 shares owned by spouse as to which Mr. Allgood has no voting or investment control.

(6)	Includes 1,411 shares owned by spouse and children as to which Mr. Anderson has no voting or investment control.

(7)	Includes 31,000 shares that Mr. Dewey has the right to acquire through the exercise of options and 10,485 shares of restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting.

(8)	Includes 2,000 shares as to which Mr. Grafton shares voting and investment power with his spouse and 400 shares that Mr. Grafton has the right to acquire through the exercise of options.

(9)	Includes 22,900 shares that Mr. Greer has the right to acquire through the exercise of options and 8,485 shares of restricted stock with respect to which Mr. Greer has sole voting power but which cannot be transferred prior to vesting.

(10)	Includes 2,000 shares as to which Mr. Hickson shares voting and investment power with his spouse.

(11)	Includes 310,500 shares that Mr. Hickson has the right to acquire through the exercise of options and 75,102 shares of restricted stock with respect to which Mr. Hickson has sole voting power but which cannot be transferred prior to vesting.

(12)	Includes 21,469 shares owned by spouse and children as to which Mr. Host has no voting or investment control.

(13)	Includes 127,679 shares that Mr. Host has the right to acquire through the exercise of options and 38,578 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.

(14)	Includes 3,200 shares that Mr. McCullouch has the right to acquire through the exercise of options.

(15)	Includes 79,714 shares owned by spouse and children as to which Mr. Puckett has no voting or investment control.

(16)	Includes 3,200 shares that Mr. Summerford has the right to acquire through the exercise of options.

(17)	Includes 26,300 shares that Mr. Tyler has the right to acquire through the exercise of options and 10,485 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting.

(18)	Includes 1,730 shares owned by spouse as to which Mr. Tyler has no voting or investment control.

(19)	Includes 3,262 shares owned by children as to which Mr. Walker has no voting or investment control.

(20)	Includes 43,965 shares as to which Mr. Walker shares voting and investment power with his spouse.

(21)	Includes 118,068 shares that Mr. Walker has the right to acquire through the exercise of options, 10,485 shares of restricted stock with respect to which Mr. Walker has sole voting power but which cannot be transferred prior to vesting and 9,235 shares held by Mr. Walker that are pledged as security.

(22)	Includes 12,276 shares as to which Mr. Yates shares voting and investment power with his spouse.

(23)	Includes 8,200 shares that Mr. Yates has the right to acquire through the exercise of options.

(24)	Includes 10,021 shares held by a corporation controlled by Mr. Yates for which he exercises voting rights.

(25)	Includes shares held directly or indirectly by 24 individuals: the persons listed herein, as well as Trustmark’s other remaining executive officers and the General Counsel/Secretary.
Section 16(a) Beneficial Ownership Reporting Compliance
     During 2007, one Form 4 was filed late for each of the following Section 16(a) insiders: Reuben V. Anderson, T. Harris Collier III and Kenneth W. Williams. In each case, the Form 4 reported one transaction.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Human Resources Committee. As described on page 3 of this proxy statement, Trustmark’s Human Resources Committee of the Board (the Committee) is currently comprised of Messrs. Grafton (Chairman), Anderson, Deviney, Garnett and Summerford. The Committee operates under a written charter adopted by the Board. This charter is reviewed annually by the Committee and was last approved by the Board on January 22, 2008. The Board has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 4200(15) of the NASDAQ Marketplace Rules). In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.
     The Committee’s charter requires that members of the Committee possess certain competencies, although each member of the Committee is not required to possess all of these competencies. One or more members of the Committee must:
•	demonstrate knowledge and understanding of human capital management issues, including corporate manager/officer selection, training, retention and succession planning,
•	be familiar with all components of management compensation (such as base salary, annual incentives, stock options and other long-term incentives, perquisites and supplemental benefits), understanding the link between compensation and performance and how compensation can be used to support Trustmark’s business strategy, and
•	demonstrate an ability to select and assess corporate officers, including experience or ability in developing officer selection criteria and creating performance standards and evaluation processes.
     Board and Committee Process. The Committee is charged with ensuring that policies and practices are in place to facilitate (i) the development of Trustmark’s and its principal subsidiary, Trustmark National Bank’s (the Bank), management talent, (ii) orderly CEO succession, (iii) the setting of management and director compensation at competitive levels and (iv) Trustmark’s corporate social responsibility. The CEO and the Director of Human Resources interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative data as well as making recommendations. The Committee also reviews, on at least an annual basis, Trustmark’s management talent levels and management succession planning. Although considered “officers” of Trustmark Corporation under the rules and regulations of the Exchange Act, management of Trustmark, including the NEOs, are employed by the Bank rather than Trustmark Corporation. As employees of the Bank, the NEOs’ compensation is paid by the Bank, except for equity awards under Trustmark’s stock and incentive compensation plans.
     One of the Committee’s primary roles is to initiate, develop and recommend for approval by the Board the compensation of the CEO. The Committee’s recommendation is based on its evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by the Committee’s external compensation consultant and internal data provided by human resources personnel. For compensation of the other NEOs, the CEO and Director of Human Resources make recommendations to the Committee that are generally approved by the Committee and then recommended to the Board for review and approval. The Committee also administers Trustmark’s equity-based compensation plans and deferred compensation plans. With respect to equity compensation awarded to other associates, the Committee reviews and recommends grants of performance-based restricted stock and time-vested restricted stock for approval by the Board, generally based upon the recommendation of the CEO. The Committee has delegated authority to the CEO to grant limited equity awards, which are reviewed by the Committee.
     The CEO and the Director of Human Resources establish the agenda for committee meetings. The Committee reports regularly to the Board on matters relating to the Committee’s responsibilities. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. In 2007, the Committee met seven times. The Committee periodically meets with the CEO and the Director of Human Resources to assess progress toward meeting objectives set by the Board for both annual and long-term compensation.
     Benchmarking. The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, except that the Chairman of the Committee must obtain approval of the Board for engagements that exceed $10,000 annually. To ensure that Trustmark’s 2007 compensation levels were in line with compensation for management of similar-sized financial institutions with Trustmark’s level of corporate performance, the Committee directed Wachovia Employer Solutions Group (Wachovia), a compensation consultant previously engaged by Trustmark, to provide compensation information in late 2006 to aid in the determination of competitive levels of executive pay. Wachovia obtained this information from published surveys and proxy statements of peer financial institutions in the United States. The peer group used by the Committee for this determination consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on recommendations from the compensation consultant, to reflect the companies against which Trustmark competes for executive talent and for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on having similar market capitalization or asset size to Trustmark, offering similar banking functions, having similar organizational structure and/or having similar corporate performance. The companies comprising this peer group in the 2006 Wachovia study included 23 financial institutions whose market capitalization range from $985.0 million to $3.0 billion and whose asset size range from $5.4 billion to $17.8 billion. For comparison purposes, Trustmark’s market capitalization and asset size were both slightly above the median for this peer group.
     Wachovia provided specific executive compensation analysis regarding base salary and short-term and long-term incentive components among the peer group and offered base salary recommendations for the CEO and the President and Chief Operating Officer (COO) in late 2006. In addition, in February 2007, Wachovia prepared an executive compensation analysis for eight additional executives at Trustmark. A Wachovia consultant participated in the January and February committee meetings to discuss the information with the Committee. The Committee considered the information provided by Wachovia in determining base salaries and annual cash bonus payout targets for the CEO and the President and COO for 2007.
     As a matter of business prudence, the Committee requested that the Director of Human Resources during the second quarter of 2007 conduct a Request for Proposal (RFP) process on behalf of the Committee to evaluate compensation consultants for future work, including an extensive review of the compensation of the members of the Bank’s executive management, including all of the NEOs. During this period, the Committee engaged Mercer (US) Inc. (Mercer) to conduct a review for those executives who had change in control agreements. As a result of the RFP, the Committee retained Mercer during the third quarter of 2007 to provide information, analyses and advice regarding executive and director compensation, as described below. The Mercer consultant who performs these services reports directly to the Committee chair. At the Committee’s direction, Mercer’s services for the Committee during fiscal 2007 included:
•	evaluating the competitive positioning of Trustmark’s NEOs’ base salaries, annual incentive and long-term incentive compensation relative to its peer group and the broader financial services industry,
•	assessing the alignment of Trustmark compensation levels relative to performance of Trustmark against its peer group,
•	providing ongoing advice as needed on the design of Trustmark’s annual and long-term incentive plans,
•	evaluating the impact of Trustmark’s equity programs on annual share use, run rate and total dilution,
•	evaluating the competitiveness of Trustmark’s employment agreements relative to its peer group and the broader financial services industry, and
•	assisting with the preparation of this Compensation Discussion and Analysis.
     In the course of conducting its activities, Mercer attended three meetings of the Committee and presented its findings and recommendations for discussion. With the consent of the Committee chair, Mercer may, from time to time, contact Trustmark’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee. Based on Mercer’s analysis and advice during the latter part of 2007, the Committee made no changes to 2007 compensation; however, the Committee approved an increase to the Chief Financial Officer’s (CFO) 2008 base salary to bring it more in line with CFO base salaries paid by Trustmark’s peers.
     All determinations regarding the amount or form of executive compensation under Trustmark’s executive compensation program are ultimately approved by the Committee and reflect factors and considerations in addition to the information and advice provided by consultants. The Committee does not delegate its authority to compensation consultants nor to other parties, other than to the CEO, who may grant a limited number of equity awards.
     For purposes of benchmarking Trustmark’s executive compensation in comparison to other companies with whom Trustmark competes for executive talent and shareholder investment, in addition to the information provided by compensation consultants, Trustmark’s human resources personnel also prepare compensation analyses of different executive positions, based on other sources available to them.
     Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving performance goals. The following objectives serve as guiding principles for all compensation decisions:
•	Providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives.
•	Aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance with respect to total shareholder return (TSR), return on average tangible equity (ROATE) and earnings per share (EPS) of Trustmark, in addition to strategic drivers such as operating efficiency, revenue growth, credit quality and net income.
•	Providing an incentive for personal performance by making a portion of each NEO’s base compensation dependent on realizing individual performance objectives.
•	Providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.
•	Ensuring that incentive compensation paid to NEOs will normally be deductible for federal income tax purposes, but also recognizing that there are circumstances where deductibility is secondary and may not be obtained.
•	Ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.
     In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, annual cash bonuses, equity-based compensation, costs of perquisites and any other form of compensation received from Trustmark. The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer institutions. The Committee reviews and recommends to the Board compensation levels for the Bank’s executive management based on Trustmark’s performance, individual performance and experience, as well as peer comparisons and company affordability analysis. Based on its review, the Committee believes total compensation for Trustmark’s NEOs for 2007 is generally in line with compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. The individual components of such compensation, however, may be higher or lower in some cases.
     Allocation Among Components. Although the Committee does not seek a specific allocation among the various compensation components, the percentages of salary, bonus and equity-based compensation compared to total compensation as earned in 2007 were as follows for the NEOs:

	Typical Base Salary	Typical Cash Bonus	Typical Equity Award

CEO, President and COO	45%	25%	30%

Other NEOs (except for Tyler)	55%	25%	20%

Tyler	30%	50%	20%
     The compensation package of Breck W. Tyler, Mortgage Services Manager, differs from other NEOs. In addition to the annual cash bonus opportunity under the management incentive plan, Mr. Tyler also receives a quarterly production bonus based on the mortgage department’s production, which typically accounts for approximately 50% of his total compensation in a year. Mr. Tyler’s “typical cash bonus” shown above reflects both his bonus under the management incentive plan and the quarterly production bonuses earned in 2007.
     In allocating compensation among these elements, the Committee believes that the compensation of the senior-most levels of management (the levels of management having the greatest ability to influence Trustmark’s performance) should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. In making these decisions, the Committee relies in part upon the comparative data provided by the compensation consultant and Trustmark’s human resources personnel, and in part on the recommendations of the CEO.
     Base Salaries. Base salary constitutes the foundation of each NEO’s total compensation package and is generally the largest single component. Base salary is the only guaranteed cash payment an executive receives. Trustmark’s goal is to provide its executive management with a level of assured cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability.
     The base salaries for Trustmark’s NEOs for 2007 were established in the first quarter of 2007 after Trustmark’s 2006 financial information and performance results were available. In establishing the CEO’s base salary, the Committee considered Wachovia’s analysis of salaries paid to CEOs among Trustmark’s peer institutions and Wachovia’s recommendations for the CEO’s compensation for 2007, as well as the CEO’s individual performance and contributions relative to Trustmark’s corporate goals for 2006. Based on this evaluation, the Committee originally recommended a base salary increase of 4% for the CEO for 2007; however, the CEO requested not to receive an increase that was inconsistent with the overall base salary increase available for all associates. Therefore, the Committee approved a base salary increase of 3% for the CEO.
     In establishing the base salaries of Trustmark’s other NEOs for 2007, the Committee considered the recommendations of the CEO. The CEO’s recommendations were based on individual responsibility level, individual and company performance for 2006, total compensation history from 2002-2006 for each NEO, the comparative market data for similar positions provided by Wachovia and human resources personnel and a general understanding of executive compensation in the financial services industry. In evaluating performance for the other NEOs for 2006 for the Committee, the CEO used the same metrics that were used for determining annual incentive plan awards for 2006 (corporate drivers, strategic drivers and, for NEOs in a particular business unit, line of business goals). The Committee considered each of these factors but did not assign a specific value to any of them. The Committee’s process also involved a subjective component in evaluating each officer’s overall span of responsibility and control. Based on this evaluation, the Committee recommended a 3% increase in the base salaries for other NEOs for 2007, with an additional 7% and 12% increase, respectively, for Duane A. Dewey, President — Central Region, and Louis E. Greer, CFO. These larger increases for Mr. Dewey and Mr. Greer were effective March 1, 2007, and were made in recognition of the additional responsibilities for these executives in new roles, as well as to make their salaries more competitive in the market.
     Trustmark elected to delay the 2007 annual base salary increases for approximately 75 of the company’s top executives from March 2007 until the third quarter of 2007. This decision was based upon a commitment from the management team to meet the company’s financial objectives in 2007 and was one of a number of initiatives undertaken to control non-interest expenses. After reviewing satisfactory company performance through the end of the third quarter, the base salary increases were reinstated effective October 1, 2007, with no retroactive payments for the period between March 2007 and October 2007. Of the original 75 executives affected by this delay, approximately 30, including all of the NEOs, were moved to an 18-month base salary increase cycle until March 2009.
     The base salaries approved by the Committee in March 2007, but not effective until October 1, 2007 (except for Messrs. Dewey and Greer), were as follows:

Name	2007 Base Salaries
Richard G. Hickson	$726,716
Gerard R. Host	$371,315
Louis E. Greer	$192,500
Duane A. Dewey	$300,000
Harry M. Walker	$290,687
Breck W. Tyler	$164,800
     Annual Cash Bonuses. The Committee’s practice is to award cash bonuses based upon the achievement of performance objectives in accordance with an annual management incentive plan. Cash bonuses generally constitute the second largest component of each NEO’s total compensation package and constitute the largest cash component tied specifically to company performance. Cash bonuses are designed to reward performance that results in the achievement of Trustmark’s corporate goals and objectives as well as the achievement of business unit goals and objectives. Performance determines whether or not an executive will receive an annual cash bonus and can result in an upward adjustment to future base salary. Key features of the annual management incentive plan include:
•	a primary emphasis on corporate performance as measured by ROATE and EPS,
•	a qualitative assessment of strategic achievements in areas of management including operating efficiency, revenue growth, credit quality and net income, and
•	a structured, objective approach to determine cash bonuses.
     At the beginning of each year, the CEO recommends to the Committee cash bonus target levels for NEOs stated as a percentage of base salary, utilizing performance goals, including ROATE and EPS, established under the annual management incentive plan. In addition to recommendations by the CEO, the Committee reviews the market compensation data prepared by the compensation consultant and human resources personnel to ensure that target levels provide an appropriate opportunity to earn bonuses and are competitive with Trustmark’s peer institutions. The Committee then recommends these target levels for approval by the Board. In accordance with the management incentive plan, if the corporate performance goals are not achieved, the Committee may exercise its discretion to not award cash bonuses under the plan. In addition, the Committee may exercise its discretion under the plan to increase cash bonuses earned under the plan when performance goals are achieved. The comparative data provided by Wachovia indicated that Trustmark’s 2007 target levels for cash bonuses were competitive with the peer group.
     For 2007, targets for NEOs were based on varying measured weightings with respect to corporate performance goals, strategic operational drivers and, for NEOs working in specific business units, business unit goals. For 2007 targets, the Committee decided to retain the approach used in 2006, except that the return on average equity (ROAE) performance goal was changed to an ROATE measure, and some weightings were shifted to more closely align an NEO to the overall corporate drivers or to an individual’s line of business results. The Committee believes the ROATE target more accurately reflects Trustmark’s performance when compared to other financial institutions also engaged in acquisition activity. For the CEO, target levels were weighted 75% on corporate performance (measuring actual results for EPS and ROATE compared to Trustmark’s profit plan performance targets) and 25% on actual results for specific corporate strategic operational drivers such as operating efficiency, revenue growth, credit quality and net income compared to Trustmark’s profit plan. For NEOs working in specific business units, target levels were weighted 30% to 40% on corporate performance goals and 60% to 70% on specific business unit net income. For NEOs impacting a broader group of business units and/or not working in a specific business unit, target levels were weighted 60% to 65% on corporate performance goals, 20% to 35% on corporate strategic operational drivers and up to 20% on business unit net income. These weightings reflect a change from the 2006 targets, with more emphasis on the corporate performance goal and less on operational drivers. These weightings match more closely with the CEO’s targets and place more focus for the non-business units on direct activity that supports attainment of the EPS and ROATE goals.
     For the CEO and the President and COO, the overall target levels for 2007 provided cash bonus opportunities in the range of 60% to 70% of their base salaries. For the other NEOs, the overall target levels for 2007 provided cash bonus opportunities in the range of 25% to 45% of their base salaries. The cash bonus payout percentage, if any, ranged from a threshold payout level (75% performance), to a target payout level (100% performance) to a maximum payout level (150% performance), depending on performance against the stated targets. The objective was to set bonus targets such that the payouts under the annual management incentive plan at the target levels or slightly above are achievable. The target levels for the various measures are set to equate to the company’s actual profit plan for the year for those same measures. A five-year historic perspective for these NEOs indicates that the annual template bonus targets are realistic, yet consistently challenging, in that performance results have fallen below the target level for approximately 60% of payouts and above the target level for approximately 40% of payouts.
     In accordance with the terms of his employment agreement, the CEO’s target bonus payout level for 2007 was 70% of base salary with a potential maximum of 100% of base salary. In January 2008, the Committee reviewed Trustmark’s actual performance in 2007 compared to target levels for corporate performance and strategic operational drivers established under the management incentive plan and approved a bonus payout of approximately 89% of the cash bonus target potential for the CEO, which amounted to approximately 62% of his 2007 base salary.
     For 2007, the Committee did not exercise any discretion to increase the awards earned under the management incentive plan. Trustmark awarded the following cash bonuses under the management incentive plan, which were paid during the first quarter of 2008:

		Performance Level
Name	2007 Annual Cash Bonus	Achieved
Richard G. Hickson	$440,971	89%
Gerard R. Host	$194,976	90%
Louis E. Greer	$59,049	90%
Duane A. Dewey	$128,839	98%
Harry M. Walker	$110,703	87%
Breck W. Tyler	$52,992	132%
     In addition to the cash bonuses under the management incentive plan, Mr. Tyler also receives a quarterly production bonus based on the mortgage department’s production. Mr. Tyler’s production bonus is calculated on a formula that is based on a percentage of total mortgage production above a threshold production level. The specific targets are not publicly disclosed for competitive reasons.
     Equity-Based Compensation. Trustmark strongly believes that equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards constitute the largest non-cash component of each NEO’s total compensation package and are tied specifically to TSR and ROATE. Historically, Trustmark’s primary form of equity compensation consisted of stock options. Beginning in 2005, in recognition of the trend among financial institutions toward performance-based equity compensation, to provide a stronger correlation between performance and incentive-based compensation without increasing Trustmark’s costs and based on the advice of the compensation consultant, the Committee began granting performance-based restricted stock instead of stock options. In 2005, the Committee awarded performance-based restricted stock to the CEO and to the President and COO and stock options to the other NEOs. In 2006 and 2007, all NEOs were granted performance-based restricted stock rather than stock options. For performance-based restricted stock awards made in 2007, the Committee awarded the same number of shares per participant as in 2006 because the Committee desired to keep Trustmark’s costs in line with the previous year. As with the management incentive plan, the Committee elected to retain the same performance goals used in 2006 for the performance-based restricted stock awards, except that the ROAE performance goal was changed to ROATE, based on the Committee’s belief that the ROATE target more accurately reflects Trustmark’s performance when compared to other financial institutions also engaged in acquisition activity. The Committee believes that performance-based restricted stock grants provide an effective means of delivering incentive compensation, a stable reward for achievement of long-term objectives and an effective means of executive retention. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.
     The Trustmark Corporation 2005 Stock and Incentive Compensation Plan (2005 Incentive Plan):
•	authorizes the granting of restricted stock, restricted stock units, performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,

•	provides for the ability to base an individual’s performance goals on specified corporate and business unit criteria, and

•	establishes the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.
     Equity awards and the related performance goals for NEOs under the 2005 Incentive Plan are recommended by the Committee and approved by the Board generally at its first meeting of each year. For 2007, the awards were made on January 16, 2007. Awards are made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental.
     Restricted stock awards granted to NEOs in 2006 and 2007 were “performance-vesting.” For restricted stock to be earned, certain performance goals must be achieved within the three-year performance period covered by the awards. The recipient must also remain employed by Trustmark through the end of the performance period for restricted stock to vest. The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards.
     For awards made in 2007, performance goals for the CEO and other NEOs are the same. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to Trustmark’s defined peer group. For ROATE, the threshold performance level is reached at the 40th percentile compared to the peer group, with 100% vesting occuring at the 70th percentile. For TSR, the threshold performance level is reached at the 40th percentile compared to the peer group, with 100% vesting occuring at the 70th percentile. The performance period began January 1, 2007, and continues through December 31, 2009.
     In the event of an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, an additional award of time-vested restricted stock (excess shares) will be issued. The number of excess shares issued equals the number of shares awarded initially to that executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first quarter of 2010 and will vest on December 31, 2012. Accelerated vesting of excess shares may also occur upon the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will vest and be paid only when and to the extent the shares vest. No interest is paid on the accumulated dividends.
     The following table reflects the grant date fair values of the 2007 performance-based restricted stock awards and any potential excess shares:

	Value of	Value of
Name	Performance Shares	Excess Shares (1)
Richard G. Hickson	$547,750	$267,925
Gerard R. Host	$281,700	$137,790
Louis E. Greer	$93,900	$45,930
Duane A. Dewey	$93,900	$45,930
Harry M. Walker	$93,900	$45,930
Breck W. Tyler	$93,900	$45,930
(1) Excess shares will only be issued if the performance shares’ aggregate TSR and ROATE vesting percentage exceeds 100%.

     The Committee began establishing its plan for equity-based awards for 2008 during the fourth quarter of 2007. In connection with this, Mercer presented the Committee with an extensive market study comparing data published for similar management positions in Trustmark’s peer group as well as other comparative market data.
     In 2006 and 2007, Trustmark granted only performance-based restricted stock under its equity-based compensation plan. According to the research provided by Mercer, only one company in Trustmark’s peer group awarded only performance-based restricted stock. Mercer noted that more than 75% of the companies within the peer group use multiple types of awards in their stock and incentive compensation plans and recommended the addition of time-vested restricted stock awards to Trustmark’s equity-based compensation program to more closely align the program with Trustmark’s peers. Mercer also suggested to the Committee that multiple types of awards can better accomplish the company’s equity award objectives, including executive officer retention and attraction. Mercer illustrated a model providing restricted stock grants with 67% being performance-based and 33% time-vested. For 2008, the Committee elected to utilize multiple types of awards and also elected to widen the performance range for performance-based awards to provide for greater variability of pay based on performance by lowering the minimum payout (from 25% to 17.5%) and the minimum performance threshold (from the 40th percentile to the 30th percentile) and by increasing the maximum performance level required for maximum payout (from the 70th percentile to the 75th percentile).
     Severance Benefits. Trustmark believes that companies should provide reasonable severance benefits to associates. With respect to Messrs. Hickson, Host and Walker, these severance benefits should also reflect the fact that it may be difficult for senior executives to find comparable employment within a short period of time. The Committee believes that the company should separate itself from the former associate as soon as practicable. Therefore, whenever possible, the Committee prefers to pay a lump-sum severance payment rather than to provide salary continuation payments.
     Executive Deferral Plan. Because of the compensation limits for tax qualified retirement plans, Trustmark maintains a defined benefit supplemental retirement plan that provides additional retirement benefits to executives. The Executive Deferral Plan enables the executives to receive retirement benefits equal to 50% of their covered salaries. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The supplemental retirement plan is described in more detail under “Executive Deferral Plan” on page 25. The plan was amended in 2007 to ensure compliance with 409A rules.
     Non-Qualified Deferred Compensation Plan. Trustmark also provides a non-qualified deferred compensation plan that provides additional salary deferral opportunities for executives who may be impacted by the compensation limits that restrict participation in the 401(k) plan. The plan permits the executives to defer on a pre-tax basis up to 90% of annual base salary and/or 100% of annual cash bonus. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The deferred compensation plan is described in more detail under “Non-Qualified Deferred Compensation for 2007” on page 25. The plan was amended in 2007 to ensure compliance with 409A rules.
     Employment Agreements. Executive management has contributed significantly to the success of Trustmark, and the Committee believes that it is important to protect them in the event of a change in control. Further, the Committee believes that the interests of shareholders will be best served if the interests of executive management are aligned with theirs, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Messrs. Hickson, Host and Walker have change in control provisions in their employment agreements with Trustmark. Relative to the overall value of Trustmark, the cost of these potential change in control benefits is relatively minor. The cash components of the change in control benefits are paid in a lump-sum or over regular pay periods depending on the circumstances and relate to the executive’s base salary immediately prior to termination plus the highest annual bonus amount earned in any of the three years preceding the year of the change in control for Mr. Hickson and in any of the two years preceding the year of the change in control for Messrs. Host and Walker. In addition, Mr. Hickson is entitled to have his home purchased by Trustmark under certain circumstances if he is unable to sell his home after termination following a change in control. The employment agreements entered into with Messrs. Hickson, Host and Walker are described under “Employment Agreements” on page 27, and the amounts which would have been payable assuming a termination event at December 31, 2007, are shown in the Potential Payments Upon Termination or Change in Control table on page 26.
     Trustmark’s change in control benefits are generally “double trigger,” which means that the benefits under them are payable only if the executive’s employment is terminated other than for cause, death, disability or retirement or if the executive resigns for good reason within three years after a change in control for Mr. Hickson and within two years for Messrs. Host and Walker. In the event of a covered termination following a change in control, health and other insurance benefits continue for one year, and all unvested stock options immediately vest upon a change in control. In addition, the executive would be entitled to receive any benefits that he otherwise would have been entitled to receive under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (Deferred Compensation Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits are generally not increased or accelerated (except for additional years of service provided under the Executive Deferral Plan under certain circumstances). Trustmark believes that these levels of benefits are consistent with the general practice among its peers, as confirmed by a study conducted for the Committee by Mercer. The Committee has determined that a gross up payment to make an executive whole for any golden parachute excise tax is not currently appropriate. The Committee also believes that an executive should receive the entire change in control benefits which he or she expects; thus, it does not believe that an executive’s change in control benefits should be reduced to avoid the golden parachute excise tax, or to avoid non-deductibility of excess parachute payments by Trustmark, unless a reduction will cause the executive to receive more after-tax than without a reduction. Employment agreements were amended in 2007 to ensure compliance with 409A rules.
     Perquisites; Other Compensation. Perquisites received by the CEO and other NEOs are reviewed annually. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the All Other Compensation for 2007 table on page 21. In addition to the cash and equity compensation described above, NEOs received the same benefit package available to all salaried associates. This package includes:
•	health and dental insurance (portion of costs),

•	basic life insurance,

•	long-term disability insurance,

•	participation in the Trustmark Capital Accumulation Plan (if last hired prior to January 1, 2007), and

•	participation in Trustmark’s 401(k) plan, including a company match.
     Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. Relocation benefits are also reimbursed but are individually negotiated when they occur. The Committee believes these perquisites are minimal in cost and necessary to attract and retain talented executives because many of Trustmark’s competitors offer similar benefits. In addition, the CEO has an allowance for personal use of the company airplane. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments for the CEO and maximize his available time for company business.
     Deductibility of Compensation. The Committee carefully considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is in Trustmark’s best interest, and that of its shareholders, to comply with the requirements of Section 162(m). The Committee, however, intends to retain the flexibility to reward NEOs consistent with Trustmark’s compensation philosophy for each compensation element. It is the Committee’s intent that grants of stock options, performance-based restricted stock and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to cause non-deductibility under Section 162(m). For that reason, Trustmark’s annual bonus program is currently designed to provide compensation that may not be deductible under Section 162(m) where a NEO’s total compensation, which is not performance-based compensation for Section 162(m) purposes, exceeds $1,000,000 and hence, is subject to the $1,000,000 deduction limit under Section 162(m). For 2007, Section 162(m) did not limit the deductibility of any compensation paid to NEOs. At the current time, the Committee anticipates that the only compensation that may not be fully deductible in the future under Section 162(m) is that of the CEO.
     Stock Ownership Guidelines. Trustmark does not have specific established stock ownership guidelines for any of its officers. The Board believes that management’s current ownership of Trustmark stock provides adequate incentives for long-term performance without imposing specific ownership requirements.

Summary Compensation Table for 2007
     The following table summarizes the compensation components for the CEO, the two individuals who served as CFO and each of the next three most highly compensated executive officers during 2007. The table includes base salary, cash incentives paid or accrued, as well as amounts for equity awards (stock and option awards), retirement benefits and other miscellaneous compensation for 2007 and 2006. Amounts for equity awards reflect the dollar amounts recognized by Trustmark for financial reporting purposes, not amounts actually received by the NEO, and include awards granted in prior years, including performance-based restricted stock awards that vest only if the related performance measures are achieved. The retirement benefit dollars reflected below represent the change in the present value of potential future benefits the NEO might receive upon vesting.

							Change in
							Pension Value
							and Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Richard G. Hickson	2007	$710,862	—	$659,832	$93,699	$440,971	$556,375	$73,126	$2,534,865
Chairman, President and CEO,	2006	$702,152	—	$375,846	$147,645	$457,568	$363,491	$53,987	$2,100,689
Trustmark Corporation; Chairman and CEO, Trustmark National Bank
Gerard R. Host (6)	2007	$363,204	—	$338,434	$52,054	$194,976	$107,807	$20,033	$1,076,508
President and	2006	$358,752	—	$192,551	$82,025	$220,442	$9,786	$16,039	$879,595
Chief Operating Officer, Trustmark National Bank
Louis E. Greer (7)	2007	$185,408	—	$44,435	$11,871	$59,049	$132,431	$14,163	$447,357
Treasurer and Principal Financial Officer, Trustmark Corporation; Executive Vice President and Chief Financial Officer, Trustmark National Bank
Duane A. Dewey	2007	$290,788	—	$66,652	$50,803	$128,839	$59,265	$19,777	$616,124
President	2006	$272,148	—	$26,545	$62,667	$126,280	$40,950	$15,848	$544,438
Central Region, Trustmark National Bank
Harry M. Walker	2007	$284,345	—	$66,652	$50,864	$110,703	$118,313	$20,617	$651,494
President	2006	$280,861	—	$26,545	$68,849	$126,323	$21,959	$16,638	$541,175
Jackson Metro, Trustmark National Bank
Breck W. Tyler (7)	2007	$161,205	—	$66,652	$15,259	$256,014	$65,555	$13,950	$578,635
Executive Vice President and Mortgage Services Manager, Trustmark National Bank

(1)	The amounts in this column do not reflect compensation actually received by the NEOs during 2007 or 2006. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal years ended December 31, 2007, and 2006, respectively, in accordance with FAS 123(R) for stock awards pursuant to Trustmark’s stock and incentive compensation plans, and include amounts from awards granted in prior years. These awards will vest only if the related performance measures are achieved. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2007, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

(2)	The amounts in this column do not reflect compensation actually received by the NEOs during 2007 or 2006. These amounts reflect the dollar amount recognized by Trustmark for financial statement reporting purposes for the fiscal years ended December 31, 2007, and 2006, respectively, in accordance with FAS 123(R) for option awards pursuant to Trustmark’s stock and incentive compensation plans, and include amounts from awards granted in prior years. Assumptions used in the calculation of these amounts are included in Note 14 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2007, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

(3)	Annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.” Non-equity incentive compensation for Mr. Tyler also includes mortgage department production bonuses totaling $203,022.

(4)	The amounts in this column reflect the actuarial increase in the present value of the NEO’s accrued benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested.

(5)	See the following table for details of all other compensation for 2007.

(6)	Mr. Host also served as interim Principal Financial Officer through January 16, 2007.

(7)	Messrs. Greer and Tyler were not NEOs in 2006; therefore, their 2006 compensation information is not disclosed.

All Other Compensation for 2007
     The detail of all other compensation for 2007 is included in the following table:

								Company-
								Paid
	Airplane	Auto	Moving	Tax Gross-Ups	Club	Earned	401(k)	Insurance
	Allowance	Allowance	Expense	Reimbursements	Dues	Vacation	Match	Premiums	Total
Name	($)(1)	($)	($)	($)	($)	($)	($)	($)	($)

Richard G. Hickson	$52,317	—	—	—	$5,329	—	$13,500	$1,980	$73,126
Gerard R. Host	—	—	—	—	$5,843	—	$13,500	$690	$20,033
Louis E. Greer	—	—	—	—	$3,000	—	$10,473	$690	$14,163
Duane A. Dewey	—	—	—	—	$5,827	—	$13,500	$450	$19,777
Harry M. Walker	—	—	—	—	$5,827	—	$13,500	$1,290	$20,617
Breck W. Tyler	—	—	—	—	—	—	$13,500	$450	$13,950

(1)	The aggregate incremental cost of Mr. Hickson’s personal use of the corporate airplane is determined on a per flight basis and includes the cost of actual fuel used, the cost of on-board catering, the hourly cost of airplane maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred.
Grants of Plan-Based Awards for 2007
     The following table summarizes certain information with respect to incentive-based cash and restricted stock awards granted to the NEOs during or for the year ended December 31, 2007, under Trustmark’s annual management incentive plan (cash) and 2005 Incentive Plan (restricted stock) and reflects the amounts that could be earned or received under such awards:

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	of Stock
	Equity	Plan Awards (1)			Plan Awards (2)			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)

Richard G. Hickson	1/16/2007	$370,414	$493,885	$705,550	4,375	17,500	35,000	—	—	—	$815,675
Gerard R. Host	1/16/2007	$162,225	$216,300	$324,450	2,250	9,000	18,000	—	—	—	$419,490
Louis E. Greer	1/16/2007	$49,214	$65,619	$98,429	750	3,000	6,000	—	—	—	$139,830
Duane A. Dewey	1/16/2007	$98,478	$131,304	$196,956	750	3,000	6,000	—	—	—	$139,830
Harry M. Walker	1/16/2007	$95,249	$126,999	$190,499	750	3,000	6,000	—	—	—	$139,830
Breck W. Tyler	1/16/2007	$30,000	$40,000	$60,000	750	3,000	6,000	—	—	—	$139,830

(1)	The amounts shown in these columns reflect the minimum possible payment level (threshold) under the award, which is 75% of the target amount shown, the target payment under the awards and the maximum possible payment under the award, which is 150% of the target, except for Richard G. Hickson, whose maximum cannot exceed his base salary. All of these amounts are percentages of the individual’s 2007 base salary as of March 1, 2007. The actual amount of the award earned was recommended by the Human Resources Committee, approved by the Board on January 16, 2007, and was paid shortly thereafter, and is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 20.

(2)	Reflects the number of performance-based restricted stock awards granted on January 16, 2007. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to a defined peer group. The performance period began January 1, 2007, and continues through December 31, 2009. In the event of the executive’s death, disability retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of time-vested restricted stock (excess shares) will be issued to the NEO if he remains employed for the entire performance period. The number of excess shares issued will equal the number of shares awarded initially to the executive multiplied by the vesting percentage exceeding 100%. Any earned excess shares will be issued during the first quarter of 2010 and will vest on December 31, 2012. Accelerated vesting of these excess shares may also occur based on the executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause, termination by the executive for good reason or a change in control. Dividends on any performance-based restricted stock, as well as any excess shares issued, are accumulated and will be paid only when and to the extent the shares vest.

(3)	The amounts in this column reflect the grant date fair value of $46.61 per share for the performance-based restricted stock and potential excess shares that may be awarded in the future, computed in accordance with FAS 123(R).

Outstanding Equity Awards at 2007 Fiscal Year-End
     The following table includes certain information with respect to all unexercised options held by NEOs at December 31, 2007:

		Option Awards
				Equity Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying	Option
		Unexercised	Unexercised	Unexercised	Exercise	Option
	Grant Date	Options	Options	Unearned Options	Price	Expiration
Name	(1)	(#) Exercisable	(#) Unexercisable	(#)	($)	Date

Richard G. Hickson	5/12/1998	38,000	—	—	$22.56	5/12/2008
	5/11/1999	42,000	—	—	$22.78	5/11/2009
	5/9/2000	46,500	—	—	$18.06	5/9/2010
	5/8/2001	49,000	—	—	$21.68	5/8/2011
	4/9/2002	45,000	—	—	$25.46	4/9/2012
	4/15/2003	45,000	—	—	$24.09	4/15/2013
	4/20/2004	33,750	11,250	—	$27.30	4/20/2014

		299,250	11,250
Gerard R. Host	5/12/1998	10,568	—	—	$22.56	5/12/2008
	5/11/1999	12,111	—	—	$22.78	5/11/2009
	5/9/2000	18,500	—	—	$18.06	5/9/2010
	5/8/2001	19,500	—	—	$21.68	5/8/2011
	4/9/2002	17,000	—	—	$25.46	4/9/2012
	4/15/2003	25,000	—	—	$24.09	4/15/2013
	4/20/2004	18,750	6,250	—	$27.30	4/20/2014

		121,429	6,250
Louis E. Greer	5/9/2000	5,000	—	—	$18.06	5/9/2010
	5/8/2001	5,000	—	—	$21.68	5/8/2011
	4/9/2002	4,500	—	—	$25.46	4/9/2012
	4/15/2003	3,500	—	—	$24.09	4/15/2013
	4/20/2004	2,625	875	—	$27.30	4/20/2014
	5/10/2005	1,400	2,100	—	$28.28	5/10/2012

		22,025	2,975
Duane A. Dewey	8/25/2003	10,000	—	—	$26.52	8/25/2013
	4/20/2004	11,250	3,750	—	$27.30	4/20/2014
	5/10/2005	6,000	9,000	—	$28.28	5/10/2012

		27,250	12,750
Harry M. Walker	5/12/1998	10,568	—	—	$22.56	5/12/2008
	5/11/1999	16,500	—	—	$22.78	5/11/2009
	5/9/2000	18,500	—	—	$18.06	5/9/2010
	5/8/2001	19,500	—	—	$21.68	5/8/2011
	4/9/2002	17,000	—	—	$25.46	4/9/2012
	4/15/2003	15,000	—	—	$24.09	4/15/2013
	4/20/2004	11,250	3,750	—	$27.30	4/20/2014
	5/10/2005	6,000	9,000	—	$28.28	5/10/2012

		114,318	12,750
Breck W. Tyler	5/12/1998	1,500	—	—	$22.56	5/12/2008
	5/11/1999	2,000	—	—	$22.78	5/11/2009
	5/9/2000	2,500	—	—	$18.06	5/9/2010
	5/8/2001	5,000	—	—	$21.68	5/8/2011
	4/9/2002	4,500	—	—	$25.46	4/9/2012
	4/15/2003	4,500	—	—	$24.09	4/15/2013
	4/20/2004	3,375	1,125	—	$27.30	4/20/2014
	5/10/2005	1,800	2,700	—	$28.28	5/10/2012

		25,175	3,825

(1)	Non-qualified stock options granted prior to 2005 under the 1997 Long-Term Incentive Plan become exercisable in four equal installments on each annual anniversary of the grant date. Incentive stock options granted under the 1997 plan become 100% vested at the end of four years. Non-qualified stock options granted May 10, 2005, under the 2005 Incentive Plan, become exercisable in five equal installments on the annual anniversary of the grant date. No incentive stock options have been granted under the 2005 Incentive Plan.

Outstanding Equity Awards at 2007 Fiscal Year-End (continued)
     The following table includes certain information with respect to all unvested performance-based restricted stock awards held by NEOs at December 31, 2007. All awards in the table below were granted under the 2005 Incentive Plan.

		Stock Awards
					Equity Incentive
				Equity Incentive Plan	Plan Awards: Market
				Awards:	or Payout
		Number of	Market Value of	Number of	Value of Unearned
		Shares or Units of	Shares or Units of	Unearned Shares, Units	Shares, Units or Other
		Stock That Have	Stock That Have	or Other Rights That	Rights That Have Not
		Not Vested	Not Vested	Have Not Vested	Vested
Name	Grant Date	(#)	($)	(#)(1)(2)(3)	($)(4)

Richard G. Hickson	5/10/2005	—	—	31,361	$795,315
	2/1/2006	—	—	35,000	$887,600
	1/16/2007	—	—	35,000	$887,600

				101,361	$2,570,515
Gerard R. Host	5/10/2005	—	—	16,024	$406,369
	2/1/2006	—	—	18,000	$456,480
	1/16/2007	—	—	18,000	$456,480

				52,024	$1,319,329
Louis E. Greer	2/1/2006	—	—	2,000	$50,720
	1/16/2007	—	—	6,000	$152,160

				8,000	$202,880
Duane A. Dewey	2/1/2006	—	—	6,000	$152,160
	1/16/2007	—	—	6,000	$152,160

				12,000	$304,320
Harry M. Walker	2/1/2006	—	—	6,000	$152,160
	1/16/2007	—	—	6,000	$152,160

				12,000	$304,320
Breck W. Tyler	2/1/2006	—	—	6,000	$152,160
	1/16/2007	—	—	6,000	$152,160

				12,000	$304,320

(1)	For stock granted May 10, 2005, this column reflects the actual number of performance-based restricted stock and excess shares that vested under the award on February 20, 2008. The awards vested based on achievement of ROAE targets, with the vesting up to and including 100% based on ROAE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over an April 1, 2005, through December 31, 2007, performance period. Because a greater than 100% vesting level with respect to the ROAE and TSR targets was achieved in the aggregate (with the maximum being 200%), an additional award of time-vested restricted stock (excess shares) was issued on February 20, 2008. These excess shares will vest on the earlier of the date of the shareholders’ meeting in 2010 or May 31, 2010, provided the awardees remains employed through the end of the period of restriction. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, termination by Trustmark without cause or termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted stock awards were accumulated and were paid when the initial performance-based restricted stock vested. Dividends on the excess shares issued will be accumulated and will vest and be paid when and to the extent the excess shares vest.

(2)	For stock granted February 1, 2006, this column reflects the maximum number of performance-based restricted stock awards and excess shares granted, based on the currently anticipated performance vesting under the award. The awards vest based on achievement of ROAE targets, with the vesting up to and including 100% based on ROAE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2006, through December 31, 2008, performance period provided the awardee remains employed through the end of the performance period. Partial time-weighted performance vesting occurs based on ROAE and TSR through the end of the calendar quarter prior to an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the employee for good reason or a change in control. If a greater than 100% vesting level with respect to the ROAE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, then an additional award of time-vested restricted stock (excess shares) will be issued in the first 2 1/2 months after the end of the performance period equal to the number of shares awarded initially to that executive multiplied by the vesting exceeding 100%. Any such awarded excess shares will vest on December 31, 2011, provided the awardee remains employed through the end of the period of restriction. Accelerated vesting of these excess shares may also occur based on an executive’s death, disability, retirement at or after age 65, termination by Trustmark without cause or termination by the executive for good reason or a change in control. Dividends on the initial performance-based restricted stock awards are accumulated and will vest and be paid when and to the extent the initial performance-based restricted stock vests. Dividends on any excess shares issued will be accumulated and will vest and be paid when and to the extent the excess shares vest.

(3)	For stock granted January 16, 2007, this column reflects the maximum number of performance-based restricted stock and excess shares granted, based on the currently anticipated performance vesting under the award. See footnote (2) to the Grants of Plan-Based Awards for 2007 table on page 21 for discussion of the vesting schedule of these awards of performance-based restricted stock and potential excess shares.

(4)	The market value of unearned shares is the number of reported shares multiplied by the closing market price of Trustmark’s common stock on December 31, 2007, which was $25.36 per share.

Option Exercises and Stock Vested for 2007
     None of the NEOs exercised stock options during 2007, and no restricted stock held by the NEOs vested during 2007.
Pension Benefits for 2007
     The following table shows the present value at December 31, 2007, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 13 to Trustmark’s audited financial statements for the fiscal year ended December 31, 2007, in Trustmark’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)(3)	($)

Richard G. Hickson	Trustmark Capital Accumulation Plan	11	$224,058	—
	Executive Deferral Plan	10	$2,845,097	—
Gerard R. Host	Trustmark Capital Accumulation Plan	24	$194,694	—
	Executive Deferral Plan	15	$753,200	—
Louis E. Greer	Trustmark Capital Accumulation Plan	21	$133,933	—
	Executive Deferral Plan	9	$338,940	—
Duane A. Dewey	Trustmark Capital Accumulation Plan	4	$27,513	—
	Executive Deferral Plan	4	$157,628	—
Harry M. Walker	Trustmark Capital Accumulation Plan	37	$294,129	—
	Executive Deferral Plan	15	$803,555	—
Breck W. Tyler	Trustmark Capital Accumulation Plan	18	$119,250	—
	Executive Deferral Plan	7	$206,887	—

(1)	Actual years of service as a Trustmark associate for each NEO is as follows: Hickson — 10, Host — 23, Greer — 20, Dewey — 4, Walker — 35, Tyler — 17. NEOs receive one year of credited service for every 12 months of employment with Trustmark. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs receive one year of credited service for every 1,000 hours worked in any given calendar year. Therefore, number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan may differ. Effective January 1, 1978, the plan was amended to change the plan year to a calendar year. This amendment resulted in a short plan year during 1977, and all participants received an extra year of service. Mr. Walker was the only NEO employed at that time and, therefore, received one additional year of credited service.

(2)	Includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

(3)	The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2007.
Trustmark Capital Accumulation Plan
     Trustmark maintains a non-contributory pension plan for associates who are twenty-one years of age or older and who have completed one year of service with a prescribed number of hours of credited service and who were last hired prior to January 1, 2007. Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service is earned. Effective January 1, 2007, the annual benefit accrual rate for each future year of service was reduced by 50% to control the costs associated with the plan. Compensation consists of W-2 taxable income adjusted for associate contributions to Trustmark’s 401(k) plan, qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission-based. For 2007, the maximum benefit allowable by the Internal Revenue Service was $180,000, and the maximum covered compensation was $225,000. The table above assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2007, and thereafter. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.

Executive Deferral Plan
     Trustmark provides NEOs with a non-qualified defined benefit plan, which provides a supplemental retirement benefit to NEOs selected for plan participation by the Human Resources Committee. The retirement benefit is payable for life, but not less than ten years, and normally commences at normal retirement age (65). Benefits payable pursuant to the plan are not subject to deduction for social security benefits.
     The plan provides retirement and death benefits based upon a retirement benefit amount for each participant established by the Human Resources Committee. The retirement benefit amount is based on the NEO’s level of responsibilities and, in part, on his specified covered salary.
     The following table sets forth, as to each NEO, retirement benefits currently anticipated to be paid at normal retirement (the anticipated normal retirement benefit).

Name	Annual Benefit
Richard G. Hickson	$300,000
Gerard R. Host	$150,000
Louis E. Greer	$75,000
Duane A. Dewey	$100,000
Harry M. Walker	$150,000
Breck W. Tyler	$75,000
     Normal retirement is considered to be the attainment of age 65. The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. The deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.
Non-Qualified Deferred Compensation for 2007
     Trustmark’s Deferred Compensation Plan allows executives to defer pre-tax up to 90% of annual base salary and/or 100% of cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income account is credited with investment gains (or losses) based on investment elections from twenty-four investment options. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates. The following table provides information relating to each NEO’s participation in the plan:

	Executive	Trustmark	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year-End
Name	($)(1)	($)	($)	($)	($)(2)

Richard G. Hickson	$149,934	—	$331,684	—	$2,797,729
Gerard R. Host	—	—	$93,435	$276,275	$1,257,066
Louis E. Greer	$2,500	—	$1,132	—	$23,010
Duane A. Dewey	$31,072	—	$11,396	—	$134,243
Harry M. Walker	—	—	$2,747	—	$38,591
Breck W. Tyler	$45,000	—	$32,674	—	$372,018

(1)	All amounts for each NEO are reported as 2007 salary in the Summary Compensation Table on page 20.

(2)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2007: Hickson — $1,842,652, Host — $1,023,241, Dewey — $105,452 and Walker — $50,000. Mr. Walker elected to receive a short-term distribution in 2006, as allowed under the plan, of $30,778.

Potential Payments Upon Termination or Change in Control
     The following table describes the potential payments upon termination or a change in control of Trustmark, assuming a termination or change in control occurring on December 31, 2007:

		Non-CIC	CIC
		Termination by	Termination by
		Company Without	Company Without
		Cause or for Good	Cause or for Good
		Reason under	Reason under
		Employment	Employment
Name	Incremental Compensation and Benefit Payments	Agreement	Agreement

Richard G. Hickson	Severance	—	$1,184,284
	Covenant Payment (1)	$2,368,568	$2,368,568
	Stock Options — Accelerated Vesting (2)	—	—
	Restricted Stock — Accelerated Vesting (2)(3)(4)	$443,800	$443,800
	Executive Deferral Plan (5)(6)	—	—
	Health & Welfare Benefits (7)	—	—

	Totals	$2,812,368	$3,996,652
Gerard R. Host	Severance	—	$591,757
	Covenant Payment (1)	$591,757	$591,757
	Stock Options — Accelerated Vesting (2)	—	—
	Restricted Stock — Accelerated Vesting (2)(3)(4)	$228,240	$228,240
	Executive Deferral Plan (5)(6)	—	—
	Health & Welfare Benefits (8)	—	$3,089

	Totals	$819,997	$1,414,843
Louis E. Greer	Severance	—	—
	Covenant Payment	—	—
	Stock Options — Accelerated Vesting (2)	—	—
	Restricted Stock — Accelerated Vesting (2)(3)(4)	$42,267	$42,267
	Executive Deferral Plan (5)(6)	$37,660	$37,660
	Health & Welfare Benefits	—	—

	Totals	$79,927	$79,927
Duane A. Dewey	Severance	—	—
	Covenant Payment	—	—
	Stock Options — Accelerated Vesting (2)	—	—
	Restricted Stock — Accelerated Vesting (2)(3)(4)	$76,080	$76,080
	Executive Deferral Plan (5)(6)	$197,035	$197,035
	Health & Welfare Benefits	—	—

	Totals	$273,115	$273,115
Harry M. Walker	Severance	—	$417,010
	Covenant Payment (1)	$417,010	$417,010
	Stock Options — Accelerated Vesting (2)	—	—
	Restricted Stock — Accelerated Vesting (2)(3)(4)	$76,080	$76,080
	Executive Deferral Plan (5)(6)	—	—
	Health & Welfare Benefits (8)	—	$2,875

	Totals	$493,090	$912,975
Breck W. Tyler	Severance	—	—
	Covenant Payment	—	—
	Stock Options — Accelerated Vesting (2)	—	—
	Restricted Stock — Accelerated Vesting (2)(3)(4)	$76,080	$76,080
	Executive Deferral Plan (5)(6)	$88,666	$88,666
	Health & Welfare Benefits	—	—

	Totals	$164,746	$164,746

(1)	Payments pursuant to each NEO’s respective employment agreement in consideration of the executive’s covenants relating to confidentiality and two-year non-solicitation and non-competition commitments.

(2)	Under a change in control without termination of employment, the executive is entitled to the accelerated vesting of his unvested stock options, a prorata portion, based on actual performance to date, of any unvested performance-based restricted stock and all of any unvested restricted stock excess shares. The value of stock options is based on the spread between the assumed fair market value of $25.36 per share as of December 31, 2007, and the applicable exercise price for each option. All unvested stock options were “under water” (i.e., the exercise price exceeded the fair market value) as of the assumed change in control date and, therefore, no incremental value has been attributable to such options. The value of the performance-based restricted stock is also based on the assumed fair market value upon vesting of $25.36 as of December 31, 2007. No other incremental compensation or benefits are payable in such change in control event.

(3)	For awards granted after 2005, upon retirement at age 65 or older, the executive is entitled to accelerated vesting of a pro-rata portion, based on actual performance to date, of his unvested performance-based restricted stock, a pro-rata portion of any time-vested restricted stock granted in 2008 and all of any unvested restricted stock excess shares.

(4)	Upon death or disability, the executive is entitled to accelerated vesting of a pro-rata portion, based on actual performance to date, of his unvested performance-based restricted stock, a pro-rata portion of any time-vested restricted stock granted in 2008 and all of any unvested restricted stock excess shares.

(5)	Upon death, an incremental death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.

(6)	Incremental Executive Deferral Plan benefit amount is equal to the present value difference between the benefit at normal retirement date and the deferred benefit accrued to date, calculated by adding five years of service, up to a maximum of ten total years of participation. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension Benefits table using a 6% rate for present value computations. For purposes of this calculation, Mr. Greer was awarded one additional year of service, Mr. Dewey was awarded five additional years of service and Mr. Tyler was awarded three additional years of service, which resulted in the incremental benefits shown in the table. Messrs. Hickson, Host and Walker were already fully vested as of December 31, 2007, and did not receive any incremental benefit from this provision.

(7)	Mr. Hickson was not covered during 2007 by any Trustmark health and welfare benefit programs.

(8)	Pursuant to their employment agreements, Messrs. Host and Walker are entitled to twelve months of continuous health and welfare benefit payments upon a change in control.
Employment Agreements
     Mr. Hickson entered into an amended and restated employment agreement with Trustmark effective October 23, 2007, which continues to provide for his employment as President and CEO and was entered into in order to make time and form of payment changes required to avoid the imposition of tax penalties under Section 409A of the Internal Revenue Code. The agreement provides for the Human Resources Committee to approve a base salary of not less than $400,000 and to award bonuses, stock options and other customary benefits. Mr. Hickson’s annual bonus may not exceed his base salary in any year. On any cessation of employment, Mr. Hickson will be entitled to earned but unpaid salary and bonus and accrued vacation.
     If Mr. Hickson’s employment is terminated by Trustmark (other than for Cause, death, disability or retirement), or in the event he resigns for Good Reason, within three years after a change in control of Trustmark and if he timely releases Trustmark from certain claims, Mr. Hickson is entitled to a lump sum payment in an amount equal to the sum of his salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding three years. In consideration of Mr. Hickson’s agreements relating to confidentiality, non-solicitation and non-competition, Trustmark is additionally obligated to pay Mr. Hickson an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, payable in a lump sum where he terminates within two years after a 409A-covered change in control or payable at regular pay intervals where he terminates within two years after a non-409A-covered change in control or during the third year after a 409A-covered change in control. Mr. Hickson is entitled to receive customary benefits for twelve months following his termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay Mr. Hickson the after-tax cost of comparable coverage at regular pay intervals for the twelve months where coverage cannot continue to be provided. Any outstanding unvested stock options vest as of the change in control. Finally, Trustmark is obligated to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000, if he is unable to sell it within four months following his termination.
     If, without a change in control, Mr. Hickson is terminated by Trustmark (other than for Cause, death, disability or retirement) or if he resigns for Good Reason, in consideration of Mr. Hickson’s agreements relating to confidentiality, non-solicitation and non-competition and his timely releasing Trustmark from certain claims, Trustmark is obligated to pay Mr. Hickson an amount equal to two times the sum of his salary immediately prior to the termination or resignation and the highest annual bonus earned in any of the preceding three years, payable for twenty-four months at regular pay intervals. Trustmark must also provide customary benefits for a period of eighteen months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay Mr. Hickson the after-tax cost of comparable coverage at regular pay intervals for the eighteen months where coverage cannot continue to be provided. Finally, Trustmark is required to purchase Mr. Hickson’s residence for the lesser of appraised value or $900,000, if he is unable to sell it within four months.
     If Mr. Hickson becomes disabled while employed by Trustmark and if he timely releases Trustmark from certain claims, he is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his disability.
     If Mr. Hickson dies while employed by Trustmark, his spouse or designated beneficiary is entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target for the year of his death.
     If Mr. Hickson is terminated for Cause or if he leaves Trustmark voluntarily, he is not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     Effective October 23, 2007, Trustmark entered into amended and restated employment agreements with Messrs. Host and Walker in order to make changes required by 409A. Under these agreements, on any cessation of employment, the executive is entitled to earned but unpaid salary and bonus and accrued vacation up to the date of termination. If Mr. Host’s or Mr. Walker’s employment is terminated by Trustmark (other than for Cause, death, disability or retirement), or if either resigns for Good Reason, within two years after a change in control of Trustmark and if the executive timely releases Trustmark from certain claims, the executive is entitled to a lump sum payment equal to the sum of his base salary immediately prior to the change in control and the highest annual bonus earned in any of the preceding two years. The executive is also entitled to receive customary benefits for a period of twelve months following termination or resignation, reduced by any benefits received from later employment, provided that Trustmark will pay the executive the after-tax cost of comparable coverage at regular pay intervals for the twelve months where coverage cannot continue to be provided. Any outstanding unvested stock options vest as of the change in control. Additionally, in consideration of the executive’s covenants relating to confidentiality, non-solicitation and non-competition, Trustmark is obligated to pay the executive an amount equal to the sum of the executive’s salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If, without a change in control, either Mr. Host or Mr. Walker is terminated without Cause or if either resigns for Good Reason, in consideration of the executive’s agreements relating to confidentiality, non-solicitation and non-competition and his timely releasing Trustmark from certain claims, Trustmark is obligated to pay the executive an amount equal to the sum of his salary and the highest annual bonus earned in any of the preceding three years, payable for twelve months at regular pay intervals.
     If Mr. Host or Mr. Walker is terminated for Cause, dies, becomes disabled or leaves Trustmark voluntarily, he is not entitled to any payment other than earned but unpaid salary and bonus and accrued vacation.
     For purposes of these agreements, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order or (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate.
     “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent or (iv) in the case of Mr. Hickson, his not being named as the CEO of any successor by merger to Trustmark. In the case of Mr. Hickson’s agreement, any good faith determination of “Good Reason” made by him shall be conclusive.
     “Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of Trustmark’s Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies or (iv) during any two year period, a more than one-third change in Trustmark’s Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii) and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.
Human Resources Committee Report
     The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.
     The Committee is comprised of the following persons:
Daniel A. Grafton — Chair
Reuben V. Anderson
William C. Deviney, Jr.
C. Gerald Garnett
R. Michael Summerford
Human Resources Committee Interlocks and Insider Participation
     The following directors served on Trustmark’s Human Resources Committee during 2007: Daniel A. Grafton (Chair), Reuben V. Anderson, William C. Deviney, Jr., C. Gerald Garnett and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the following section.

RELATED PARTY TRANSACTIONS
     The Bank made a payment of approximately $275,000 in 2007 to Bloomfield Equities, LLC for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC is owned indirectly by William G. Yates, Jr. and his family. The dollar value of Mr. Yates’ interest in the transaction is approximately $17,875. The collective dollar value of this transaction to the Yates family is approximately $257,125.
     The Bank also made loans to directors, executive officers, principal shareholders and their related interests. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.
     Trustmark’s Audit and Finance Committee has adopted and manages a policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii) or (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
     In the event management determines to recommend a related party transaction to the Audit and Finance Committee, the Committee reviews and either approves or disapproves such transaction. At subsequent Committee meetings, as necessary, management updates the Committee as to any material change to a proposed or approved related party transaction. The Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Committee determines in good faith. The Committee considered and approved the 2007 payment to Bloomfield Equities, LLC and, therefore, to Mr. Yates.
PROPOSAL 2: Ratification of Selection of Independent Accountants
     The Board, based on the recommendation of the Audit and Finance Committee, has engaged KPMG as Trustmark’s independent accountants since April 29, 2002, and has reaffirmed KPMG’s engagement as the independent accountants for the fiscal year ending December 31, 2008. The Board recommends that shareholders vote in favor of ratifying the selection of KPMG. If shareholders do not ratify the selection of KPMG, the Audit and Finance Committee will consider a change in independent accountants for the next year.
     Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.
     The Board recommends that shareholders vote “for” ratification of the selection of KPMG as Trustmark’s independent accountants.
AUDIT AND FINANCE COMMITTEE REPORT
     Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held five meetings during 2007. The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2007. The Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2007.
     None of the following members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ rules:

R. Michael Summerford — Chair	J. Kelly Allgood
Richard H. Puckett	Kenneth W. Williams

     The Board has determined that R. Michael Summerford qualifies as a financial expert pursuant to requirements of the Securities and Exchange Commission (SEC).
Accounting Fees
     The following list presents the fees for professional audit services rendered by KPMG for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by KPMG during those periods. All services reflected below for 2007 and 2006 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2007 includes amounts billed through December 31, 2007, and additional amounts estimated to be billed for the 2007 period for audit services rendered.
(1)	Audit Fees — Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, review of internal controls, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings. Audit fees for 2007 and 2006 were $633,500 and $757,776, respectively.

(2)	Audit-Related Fees — Audit-related fees include fees for professional services in connection with audits of benefit plans and acquisition consultation. Audit-related fees for 2007 and 2006 were $25,000 and $27,040, respectively.

(3)	Tax Fees — Tax fees include fees for professional services rendered in connection with tax compliance. KPMG did not provide any tax services during 2007 or 2006.

(4)	All Other Fees — KPMG did not bill Trustmark for other fees during 2007 or 2006.
Pre-Approval Policy
     The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent accountants, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent accountants. Any additional services or fees in excess of the approved amount require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, as prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

PROPOSALS OF SHAREHOLDERS
     Shareholders may submit proposals to be considered at the 2009 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the SEC. Any shareholder intending to propose a matter for consideration at Trustmark’s 2009 Annual Meeting of Shareholders must submit such proposal in writing to the Secretary of Trustmark no later than February 18, 2009; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2009 Annual Meeting of Shareholders, the proposal must be in proper form and submitted to the Secretary no later than December 5, 2008. In addition, the proxy solicited by the Board for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by February 18, 2009.

AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, May 13, 2008:
     This proxy statement, a form of the proxy card and Trustmark’s 2007 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/2008 Annual Meeting of Shareholders.

VOTE BY INTERNET — www.proxyvote.com Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. To vote on-line, have the proxy card in hand, access the website above, and follow the instructions given. P.O. BOX 291 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER JACKSON, MS 39205-0291 COMMUNICATIONS If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Shareholders may use any touch-tone telephone to transmit their voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. To vote by telephone, have the proxy card in hand, call the toll-free number above, and follow the instructions given. VOTE BY MAIL Shareholders should mark, sign, and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TRUST1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TRUSTMARK CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Items of Business number(s) of the nominee(s) on the line below. 1. Election of Directors — To elect a board of twelve directors to hold office for the ensuing year or until their successors 0 0 0 are elected and qualified. Nominees: 01) Reuben V. Anderson 07) David H. Hoster 02) Adolphus B. Baker 08) John M. McCullouch 03) William C. Deviney, Jr. 09) Richard H. Puckett 04) C. Gerald Garnett 10) R. Michael Summerford 05) Daniel A. Grafton 11) Kenneth W. Williams 06) Richard G. Hickson 12) William G. Yates, Jr. For Against Abstain 2. Ratification of Independent Accountants - To ratify the selection of KMPG LLP as Trustmark’s independent accountants for the fiscal year ending 0 0 0 December 31, 2008. 3. To transact such other business as may properly come before the meeting. Instruction for Cumulative Voting for Directors: To cumulate votes for directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check this box and specify the method of cumulative voting on the back of this card in the section called “Cumulative Voting Instructions/Comments” by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s). Cumulative voting can only be processed by using the proxy card method of voting. 0 Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.trustmark.com under Investor Relations/2008 Annual Meeting of Shareholders. TRUSTMARK CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 13, 2008 The shareholder(s) hereby appoint(s) Reuben V. Anderson and R. Michael Summerford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held in the Grand Ballroom at the Hilton Hotel, located at 1001 East County Line Road, Jackson, Mississippi, on Tuesday, May 13, 2008, at 10:00 a.m., Central Time. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND “FOR” THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR YOU MAY VOTE BY INTERNET OR TELEPHONE (SEE REVERSE SIDE FOR MORE INFORMATION). Cumulative Voting Instructions/Comments:___(If you noted any Cumulative Voting Instructions/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE